          News Release (NYSE:RPT)

RPT REALTY REPORTS SECOND QUARTER 2022 RESULTS

Financial Highlights

•Net income attributable to common shareholders for the second quarter 2022 of $5.1 million, or $0.06 per diluted share, compared to $34.7 million, or $0.41 per diluted share for the same period in 2021.

•Second quarter 2022 operating funds from operations ("FFO") per diluted share of $0.27 representing year-over-year growth of 22.7% primarily driven by income from net acquisition activity and higher same property NOI growth of 4.4%.

Investment Highlights
•Expect to contribute, under contract or closed on $652.7 million of year-to-date investment activity comprised of $375.0 million ($223.4 million at share) in acquisitions and $277.7 million ($190.9 million at share) in dispositions and joint venture contributions, furthering RPT’s portfolio transformation and earnings growth.

•Acquired Mary Brickell Village ("MBV") in July, through the grocery-anchored joint venture platform, for a contract price of $216.0 million or $111.2 million at the Company’s pro-rata share. MBV is a generational, 200,000 square foot, mixed-use center that sits on 5.2 acres in the heart of Miami’s booming Brickell neighborhood. See the Company's press release, RPT Realty Announces Acquisition of Mary Brickell Village in Miami, FL, dated August 3, 2022 for additional details.

•Increased annualized base rent ("ABR") exposure to Boston, Atlanta, Tampa and Miami by 17% since the end of 2019 and proforma for 2022 acquisitions and dispositions that are closed, under contract or expected to be contributed subsequent to the end of the second quarter 2022.

•Received binding commitments for an $810 million amended and restated unsecured credit facility in August, an increase of $150 million over the Company’s existing unsecured credit facility. The new facility will include a sustainability-linked pricing component, demonstrating the Company's continued commitment to environmental stewardship.

Operational Highlights

•Signed leases totaling 1.7 million square feet over the trailing twelve months, including 1.0 million square feet signed year-to-date, the highest leasing volume signed in the first six months of a year since 2016, resulting in a leased rate of 93.3% as of June 30, 2022, up 10 basis points quarter-over-quarter and up 80 basis points year-over-year.

•Signed not commenced balance and leases in advanced negotiation of $10.3 million as of June 30, 2022, providing visibility on near-term cashflow and occupancy upside.

•Average base rent per square foot for new small shop leases signed during the second quarter 2022 of $31.92 was 27% above the small shop portfolio average.

•Generated comparable new lease spreads of 60.2% and 40.3% during the second quarter 2022 and on a trailing twelve-month basis, respectively, demonstrating the continued embedded mark-to-market opportunity within RPT's portfolio.

•Published the Company's second annual Corporate Sustainability Report on July 18, 2022 that is available on the Corporate Responsibility page of the Company's website.

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NEW YORK, August 3, 2022 - RPT Realty (NYSE:RPT) ("RPT" or the "Company") today announced its financial and operating results for the quarter ended June 30, 2022.

"Since 2019, we have continued to transform our portfolio by acquiring in markets like Boston, Atlanta, Miami, and Tampa and selling in markets like Chicago and Detroit, turning over more than 30% of the value of the company,” said Brian Harper, President and CEO. “We continued our transformation in July through the acquisition of Mary Brickell Village in Miami, a generational asset that offers stability, outsized growth and significant future densification opportunities in one of the most dynamic markets in the country. This asset is representative of the new RPT brand. Our measured and timely portfolio transformation continues to show up in our results as demonstrated by our fifth consecutive quarter of top and bottom-line growth. We also shored up the balance sheet for the next several years by obtaining $810 million of capital commitments from our banking partners.”

FINANCIAL RESULTS

Net income attributable to common shareholders for the second quarter 2022 of $5.1 million, or $0.06 per diluted share, compared to $34.7 million, or $0.41 per diluted share for the same period in 2021. FFO for the second quarter 2022 of $22.0 million, or $0.23 per diluted share, compared to $18.3 million, or $0.22 per diluted share for the same period in 2021.

Operating FFO for the second quarter 2022 of $25.3 million, or $0.27 per diluted share, compared to $17.9 million or $0.22 per diluted share for the same period in 2021. Operating FFO for the second quarter 2022 excludes certain net expenses that totaled $3.3 million, primarily attributable to transactions costs partially offset by non-cash accelerations of below market lease intangibles and gains on sale of land. The change in Operating FFO was primarily driven by higher income from net acquisition activity and higher same property NOI, partially offset by lower straight-line rent and higher general and administrative expense.

Same property NOI for the second quarter 2022 increased 4.4% compared to the same period in 2021. The increase was primarily driven by a decline in rental income not probable of collection, net of abatements and higher base rent.

OPERATING RESULTS

The Company's operating results include its consolidated properties and its pro-rata share of unconsolidated joint venture properties for the aggregate portfolio.

During the second quarter 2022, the Company signed 71 leases totaling 292,845 square feet. Blended re-leasing spreads on comparable leases were 13.8% with ABR of $24.01 per square foot. Re-leasing spreads on eight comparable new and 42 renewal leases were 60.2% and 5.8%, respectively.

As of June 30, 2022, the Company had $8.8 million of signed not commenced rent and recovery income in addition to $1.5 million of rent and recovery income from leases that are in advanced negotiations.

The table below summarizes the Company's leased rate and occupancy results at June 30, 2022, March 31, 2022 and June 30, 2021.

Consolidated & Joint Ventures at Pro-rata	June 30, 2022	March 31, 2022	June 30, 2021
Aggregate Portfolio
Leased rate	93.3%	93.2%	92.5%
Occupancy	90.3%	90.6%	91.0%
Anchor (GLA of 10,000 square feet or more)
Leased rate	96.0%	96.3%	96.2%
Occupancy	92.9%	93.6%	94.7%
Small Shop (GLA of less than 10,000 square feet)
Leased rate	86.4%	85.5%	83.5%
Occupancy	83.9%	83.2%	81.9%

BALANCE SHEET

The Company ended the second quarter 2022 with $24.6 million in consolidated cash, cash equivalents and restricted cash and $238.0 million of unused capacity on its $350.0 million unsecured revolving credit facility. At June 30, 2022, the Company had approximately $964.5 million of consolidated debt and finance lease obligations. Including the Company's pro-rata share of joint venture cash and debt of $3.4 million and $52.5, respectively, results in a second quarter 2022 net debt to annualized adjusted EBITDA ratio of 7.1x. Proforma for the $10.3 million signed not commenced rent and recovery income, including leases in advanced negotiation, the net debt to annualized adjusted EBITDA ratio is 6.6x. Total debt including RPT's pro-rata share of joint venture debt had a weighted average interest rate of 3.51% and a weighted average maturity of 4.5 years.

FINANCING ACTIVITY

Subsequent to the quarter ended June 30, 2022, the Company received binding commitments for an $810 million amended and restated unsecured, SOFR-based, credit facility (the "Facility"), an increase of $150 million over the Company’s existing unsecured credit facility. The Facility consists of a $500 million unsecured revolving line of credit with an initial maturity in 2026 with two six-month extension options and $310 million of term loans with maturities in 2026 through 2028. The Facility will include an accordion feature that allows the Company to increase the total potential capacity up to $1.25 billion, subject to certain conditions. The Facility will also feature a sustainability-linked pricing component whereby the applicable interest rate margin can be reduced if the Company meets certain sustainability performance targets. The Company expects to close on the Facility in August 2022, subject to the satisfaction of customary closing conditions. Following the closing of the Facility and the expected payoff of The Shops on Lane mortgage in the fourth quarter 2022, the Company will have no debt maturing through 2024 and will increase the weighted average maturity by approximately one year.

GROCERY ANCHORED INVESTMENT PLATFORM ACTIVITY

On July 7, 2022, the Company, through its grocery-anchored joint venture platform, acquired MBV for a contract price of $216.0 million or $111.2 million at the Company’s pro-rata share. MBV is a generational three-story, 200,000 square foot, grocery anchored, mixed-use center that sits on 5.2 acres in the heart of Miami’s booming Brickell neighborhood. Located at the epicenter of Miami’s premier retail and dining destination with over 6.7 million annual visitors, it has quickly become one of the most sought-after office, residential and hospitality markets in the U.S., creating the ultimate day to night lifestyle and entertainment oasis. The center is strategically positioned on both sides of bustling South Miami Avenue, just a few blocks from Biscayne Bay, in a dense infill and high traffic location that offers world-class entertainment, luxury residences, hospitality and a thriving shopping district. MBV is anchored by a top performing Publix supermarket and features a strong lineup of food and beverage, service and necessity tenants. Tenant sales average over $1,100 per square foot with low occupancy costs. The property is currently 78% occupied with 31,700 square feet of signed leases, representing almost 16% of occupancy upside, with attractive contractual rent growth providing visible near-term earnings upside. In addition, MBV provides for compelling value-creation opportunities as the site’s zoning allows for the potential to develop up to 80 stories or 4.1 million square feet which could consist of residential, office and hospitality. See the Company's press release, RPT Realty Announces Acquisition of Mary Brickell Village in Miami, FL, dated August 3, 2022 for additional details.

The Company expects to contribute two wholly-owned properties into its grocery-anchored joint venture platform for $167.2 million. Upon such contribution, the Company will receive $81.1 million for the 48.5% stake in both properties that are being sold to the joint venture. The properties include The Shops on Lane Avenue in the Columbus market valued at $83.5 million and Troy Marketplace in the Detroit market valued at $83.7 million. Both contributions are expected to close in the fourth quarter 2022, subject to final documentation and customary closing conditions.

NET LEASE INVESTMENT PLATFORM ACTIVITY

During the second quarter 2022, the net lease joint venture platform closed on the previously-announced acquisitions of a Starbucks property in Ridgeland, Mississippi for $2.2 million, or $0.1 million at the Company's pro-rata share and Ansonia Landing in New Haven, Connecticut for a contract price of $14.0 million, or $0.9 million at the Company’s pro-rata share.

During the second quarter 2022, the net lease joint venture platform also closed on the acquisition of a portfolio of Walgreens properties for $33.8 million, or $2.2 million at the Company's pro-rata share.

In conjunction with the net lease joint venture platform acquisitions closed during the second quarter 2022, the Company invested $3.4 million in preferred equity directly with its RGMZ joint venture partners, Zimmer and Monarch, which will earn a fixed return of 7.0%.

WHOLLY-OWNED ACQUISITIONS

During the second quarter 2022, the Company closed on the previously-disclosed acquisitions of The Crossings for $104.0 million and Brookline Village for $5.0 million, each in the Boston market.

The Crossings is a 510,000 square foot open-air center that is 95.1% occupied and is dual anchored by a high performing Trader Joe’s and Aldi. Tenant sales productivity is amongst the highest in the portfolio, driven by high three-mile incomes of $114,000, strong vehicle traffic of 54,000 per day along Route 4, no state sales tax, consistent year-round tourism demand and a true trade area population of over 250,000.

Brookline Village is the first purchase in the Company's first ring suburban street retail strategy that complements its existing Boston area presence. The 100.0% occupied asset is located on Harvard Street in Brookline, Massachusetts and consists of seven tenants covering 11,000 square feet, including a top performing Starbucks. The property is located in one of Boston's most affluent and densely populated submarkets with 3-mile average household income of over $120,000 and 3-mile population density of about 450,000.

WHOLLY-OWNED DISPOSITIONS

Year-to-date through August 3, 2022, the Company sold, is under contract to sell or expects to contribute properties for a contract price of $277.7 million, or $190.9 million at the Company's pro-rata share, including contributions to its grocery anchored and net lease platforms.

During the second quarter 2022, the Company closed on the sale of the Bealls and Winn-Dixie anchored Rivertowne Square shopping center in Deerfield Beach, Florida for $18.8 million. Subsequent to the end of the second quarter 2022, the Company reduced its exposure to the Detroit market through the sale of Tel-Twelve for $45.0 million. The Company is also under contract to sell Mount Prospect Plaza in the Chicago market for $34.6 million. The sale is expected to close in the third quarter 2022, subject to the satisfaction of customary closing conditions. Following the sale, the Company will have one remaining property in the Chicago market.

DIVIDEND

As previously announced, the Board of Trustees declared a third quarter 2022 regular cash dividend of $0.13 per common share. The Board of Trustees also approved a third quarter 2022 Series D convertible preferred share dividend of $0.90625 per share. The current conversion ratio of the Series D convertible preferred shares can be found on the Company's website at investors.rptrealty.com/shareholder-information/dividends. The dividends for the period July 1, 2022 through September 30, 2022 are payable on October 3, 2022 for shareholders of record on September 20, 2022.

2022 GUIDANCE

The Company is maintaining its 2022 operating FFO per diluted share guidance at $1.01 to $1.05 per diluted share. Selected expectations are outlined below:

Guidance item	Prior 2022 Guidance	Current 2022 Guidance	YTD Actual as of June 30, 2022
Operating FFO per diluted share	$1.01 to $1.05	$1.01 to $1.05	$0.53
Same property NOI growth(1)	2.5% to 4.0%	3.0% to 4.0%	7.3%
Acquisitions (at share, in millions)(2)	+/- $225	+/- $225	$223
Dispositions (at share in millions)(2)	up to $200	up to $200	$191
(1} Excluding the net positive impact of reversals of prior period rent not probable of collection, net of abatements in 2021 and year-to-date through June 30, 2022, same property NOI growth guidance is 4.0% to 5.0%.

(2) YTD investment activity includes acquisitions and dispositions closed, under contract or expected to be contributed subsequent to the end of the second quarter 2022.
The Company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis, including the information under "2022 Guidance" above, where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and/or amount of various items that would impact net income attributable to common stockholders per diluted share, which is the most directly comparable forward-looking GAAP financial measure. This includes, for example, acquisition costs and other non-core items that have not yet occurred, are out of the Company's control and/or cannot be reasonably predicted. For the same reasons, the Company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

The Company’s 2022 guidance reflects management’s view of current and future market conditions, including current expectations with respect to rental rates, occupancy levels, acquisitions and dispositions and debt and equity financing activities. To the extent actual results differ from the Company's current expectations, its results may differ materially from the guidance set forth above. Other factors, as referenced elsewhere in this press release, may also cause the Company’s results to differ materially from the guidance set forth above.

CONFERENCE CALL/WEBCAST:

The Company will host a live broadcast of its second quarter 2022 conference call to discuss its financial and operating results.

Date:	Thursday, August 4, 2022
Time:	9:00 a.m. ET
Dial in #:	(877) 704-4453
International Dial in #	(201) 389-0920
Webcast:	investors.rptrealty.com
A telephonic replay of the call will be available through August 11, 2022. The replay can be accessed by dialing (844) 512-2921 or (412) 317-6671 for international callers and entering passcode 13730117.  A webcast replay will also be archived on the Company’s website for twelve months.

SUPPLEMENTAL MATERIALS

The Company’s quarterly financial and operating supplement is available on its corporate web site at rptrealty.com. If you wish to receive a copy via email, please send requests to invest@rptrealty.com.

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RPT Realty owns and operates a national portfolio of open-air shopping destinations principally located in top U.S. markets. The Company's shopping centers offer diverse, locally-curated consumer experiences that reflect the lifestyles of their surrounding communities and meet the modern expectations of the Company's retail partners. The Company is a fully integrated and self-administered REIT publicly traded on the New York Stock Exchange (the “NYSE”). The common shares of the Company, par value $0.01 per share (the “common shares”) are listed and traded on the NYSE under the ticker symbol “RPT”. As of June 30, 2022, the Company's property portfolio (the "aggregate portfolio") consisted of 47 wholly-owned shopping centers, 10 shopping centers owned through its grocery anchored joint venture, and 47 retail properties owned through its net lease joint venture, which together represent 14.9 million square feet of gross leasable area (“GLA”). As of June 30, 2022, the Company’s pro-rata share of the aggregate portfolio was 93.3% leased. For additional information about the Company please visit rptrealty.com.

Company Contact:

Vin Chao, Managing Director - Finance and Investments
19 W 44th St. 10th Floor, Ste 1002
New York, New York 10036
vchao@rptrealty.com
(212) 221-1752

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent our expectations, plans or beliefs concerning future events and may be identified by terminology such as “may,” “will,” “should,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” “predict” or similar terms. Although the forward-looking statements made in this document are based on our good faith beliefs, reasonable assumptions and our best judgment based upon current information, certain factors could cause actual results to differ materially from those in the forward-looking statements. Many of the factors that will determine the outcome of forward-looking statements are beyond our ability to predict or control. Factors which may cause actual results to differ materially from current expectations include, but are not limited to: our success or failure in implementing our business strategy; economic conditions generally and in the commercial real estate and finance markets; the cost and availability of capital, which depends in part on our asset quality and our relationships with lenders and other capital providers; changes in interest rates and/or other changes in the interest rate environment; the discontinuance of LIBOR; the Company's ability to consummate the acquisitions described herein on the anticipated timeline and terms, or at all; risks associated with bankruptcies or insolvencies or general downturn in the businesses of tenants; the ongoing impact of the novel coronavirus (“COVID-19”), or the impact of any future pandemic, epidemic or outbreak of any other highly infectious disease, on the U.S., regional and global economies and on the Company’s business, financial condition and results of operations and that of its tenants; the potential adverse impact from tenant defaults generally or from the unpredictability of the business plans and financial condition of the Company's tenants; the execution of rent deferral or concession agreements on the agreed-upon terms; our business prospects and outlook; changes in governmental regulations, tax rates and similar matters; our continuing to qualify as a REIT; and other factors detailed from time to time in our filings with the Securities and Exchange Commission ("SEC"), including in particular those set forth under “Risk Factors” in our latest annual report on Form 10-K and quarterly report on Form 10-Q. Given these uncertainties, you should not place undue reliance on any forward-looking statements. Except as required by law, we assume no obligation to update these forward-looking statements, even if new information becomes available in the future.

RPT REALTY
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)
(unaudited)
	June 30, 2022	December 31, 2021

ASSETS
Income producing properties, at cost:
Land	$328,314	$315,687
Buildings and improvements	1,508,306	1,512,455
Less accumulated depreciation and amortization	(398,170)	(422,270)
Income producing properties, net	1,438,450	1,405,872
Construction in progress and land available for development	39,404	43,017
Real estate held for sale	35,294	3,808
Net real estate	1,513,148	1,452,697
Equity investments in unconsolidated joint ventures	239,003	267,183
Cash and cash equivalents	5,792	13,367
Restricted cash and escrows	18,828	666
Accounts receivable, net	26,396	23,954
Acquired lease intangibles, net	48,079	37,854
Operating lease right-of-use assets	17,603	17,934
Other assets, net	109,710	88,424
TOTAL ASSETS	$1,978,559	$1,902,079

LIABILITIES AND SHAREHOLDERS' EQUITY
Notes payable, net	$960,877	$884,185
Finance lease obligation	821	821
Accounts payable and accrued expenses	40,154	47,034
Distributions payable	13,937	12,555
Acquired lease intangibles, net	36,732	36,207
Operating lease liabilities	17,226	17,431
Other liabilities	6,070	8,392
TOTAL LIABILITIES	1,075,817	1,006,625

Commitments and Contingencies

RPT Realty (“RPT”) Shareholders' Equity:
Preferred shares of beneficial interest, $0.01 par, 2,000 shares authorized: 7.25% Series D Cumulative Convertible Perpetual Preferred Shares, (stated at liquidation preference $50 per share), 1,849 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively	92,427	92,427
Common shares of beneficial interest, $0.01 par, 240,000 shares authorized, 84,165 and 83,894 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively	842	839
Additional paid-in capital	1,232,466	1,227,791
Accumulated distributions in excess of net income	(454,740)	(441,478)
Accumulated other comprehensive gain (loss)	13,852	(2,635)
TOTAL SHAREHOLDERS' EQUITY ATTRIBUTABLE TO RPT	884,847	876,944
Noncontrolling interest	17,895	18,510
TOTAL SHAREHOLDERS' EQUITY	902,742	895,454
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,978,559	$1,902,079

RPT REALTY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
REVENUE
Rental income	$53,547	$50,881	$107,545	$99,818
Other property income	865	813	2,215	1,653
Management and other fee income	876	530	1,617	846
TOTAL REVENUE	55,288	52,224	111,377	102,317

EXPENSES
Real estate tax expense	7,232	8,820	15,403	17,309
Recoverable operating expense	7,080	5,739	14,288	11,932
Non-recoverable operating expense	2,344	2,122	4,974	4,679
Depreciation and amortization	19,171	16,597	39,382	34,976
Transaction costs	4,362	—	4,476	—
General and administrative expense	8,674	7,598	17,022	14,968
TOTAL EXPENSES	48,863	40,876	95,545	83,864

Gain on sale of real estate	11,543	34,216	15,090	53,219

OPERATING INCOME	17,968	45,564	30,922	71,672

OTHER INCOME AND EXPENSES
Other income (expense), net	181	(78)	365	(185)
(Loss) earnings from unconsolidated joint ventures	(2,413)	1,072	(1,312)	1,873
Interest expense	(8,770)	(9,305)	(17,082)	(18,711)
INCOME BEFORE TAX	6,966	37,253	12,893	54,649
Income tax provision	(36)	(22)	(71)	(110)
NET INCOME	6,930	37,231	12,822	54,539
Net income attributable to noncontrolling partner interest	(135)	(850)	(251)	(1,248)
NET INCOME ATTRIBUTABLE TO RPT	6,795	36,381	12,571	53,291
Preferred share dividends	(1,675)	(1,675)	(3,350)	(3,350)
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$5,120	$34,706	$9,221	$49,941

EARNINGS PER COMMON SHARE
Basic	$0.06	$0.43	$0.11	$0.62
Diluted	$0.06	$0.41	$0.10	$0.60

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	84,163	80,162	84,069	80,132
Diluted	85,257	88,599	85,203	88,389

RPT REALTY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
FUNDS FROM OPERATIONS
(In thousands, except per share data)
(unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net income	$6,930	$37,231	$12,822	$54,539
Net income attributable to noncontrolling partner interest	(135)	(850)	(251)	(1,248)
Preferred share dividends	(1,675)	(1,675)	(3,350)	(3,350)
Net income available to common shareholders	5,120	34,706	9,221	49,941
Adjustments:
Rental property depreciation and amortization expense	19,018	16,447	39,074	34,677
Pro-rata share of real estate depreciation from unconsolidated joint ventures (1)	7,406	1,389	10,820	2,644
Gain on sale of income producing real estate	(11,382)	(34,216)	(14,836)	(53,219)
FFO available to common shareholders	20,162	18,326	44,279	34,043
Noncontrolling interest in Operating Partnership (2)	135	—	251	—
Preferred share dividends (assuming conversion) (3)	1,675	—	3,350	—
FFO available to common shareholders and dilutive securities	$21,972	$18,326	$47,880	$34,043
Gain on sale of land	(161)	—	(254)	—
Transaction costs (4)	4,362	—	4,476	—
Severance expense (5)	—	—	—	38
Above and below market lease intangible write-offs	24	(398)	(1,600)	(497)
Pro-rata share of above and below market lease intangible write-offs from unconsolidated joint ventures (1)	(894)	(50)	(984)	(40)
Insurance proceeds, net (6)	—	—	(136)	—
Operating FFO available to common shareholders and dilutive securities	$25,303	$17,878	$49,382	$33,544

Weighted average common shares	84,163	80,162	84,069	80,132
Shares issuable upon conversion of Operating Partnership Units (“OP Units”) (2)	1,683	—	1,711	—
Dilutive effect of restricted stock	1,094	1,420	1,134	1,240
Shares issuable upon conversion of preferred shares (3)	7,017	—	7,017	—
Weighted average equivalent shares outstanding, diluted	93,957	81,582	93,931	81,372

FFO available to common shareholders and dilutive securities per share, diluted	$0.23	$0.22	$0.51	$0.42

Operating FFO available to common shareholders and dilutive securities per share, diluted	$0.27	$0.22	$0.53	$0.41

Dividend per common share	$0.130	$0.075	$0.260	$0.150
Payout ratio - Operating FFO	48.1%	34.1%	49.1%	36.6%

(1)Amounts noted are included in (Loss) earnings from unconsolidated joint ventures.
(2)The total noncontrolling interest reflects OP units convertible on a one-for-one basis into common shares. The Company's net income for the three and six months ended June 30, 2021 (largely driven by gain on sale of real estate), resulted in an income allocation to OP Units which drove an OP Unit ratio of $0.45 and $0.66, respectively (based on 1,900 and 1,905 weighted average OP Units outstanding for the three and six months ended June 30, 2021, respectively). In instances when the OP Unit ratio exceeds basic FFO, the OP Units are considered anti-dilutive, and as a result are not included in the calculation of fully diluted FFO and Operating FFO for the three and six months ended June 30, 2021.
(3)7.25% Series D Cumulative Convertible Perpetual Preferred Shares of Beneficial Interest, $0.01 par (“Series D Preferred Shares”) are paid annual dividends of $6.7 million and are currently convertible into approximately 7.0 million shares of common stock. They are dilutive only when earnings or FFO exceed approximately $0.24 per diluted share per quarter and $0.96 per diluted share per year. The conversion ratio is subject to adjustment based upon a number of factors, and such adjustment could affect the dilutive impact of the Series D convertible preferred shares on FFO and earnings per share in future periods. In instances when the Preferred Share ratio exceeds basic FFO, the Preferred Shares are considered anti-dilutive, and as a result are not included in the calculation of fully diluted FFO and Operating FFO for the three and six months ended June 30, 2021.
(4)For the three and six months ended June 30, 2022, primarily comprised of fees paid by the Company associated with the early termination of an existing tenant which did not qualify for capitalization as an initial direct cost in accordance with ASC 842.
(5)Amounts noted are included in General and administrative expense.
(6)Amounts noted are included in Other income (expense), net.

RPT REALTY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(amounts in thousands)
(unaudited)

Reconciliation of net income available to common shareholders to Same Property Net Operating Income (NOI)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net income available to common shareholders	$5,120	$34,706	$9,221	$49,941
Preferred share dividends	1,675	1,675	3,350	3,350
Net income attributable to noncontrolling partner interest	135	850	251	1,248
Income tax benefit	36	22	71	110
Interest expense	8,770	9,305	17,082	18,711
Loss (earnings) from unconsolidated joint ventures	2,413	(1,072)	1,312	(1,873)
Gain on sale of real estate	(11,543)	(34,216)	(15,090)	(53,219)
Other expense (income), net	(181)	78	(365)	185
Management and other fee income	(876)	(530)	(1,617)	(846)
Depreciation and amortization	19,171	16,597	39,382	34,976
Transaction costs	4,362	—	4,476	—
General and administrative expenses	8,674	7,598	17,022	14,968
Pro-rata share of NOI from R2G Venture LLC (1)	4,484	2,308	9,043	4,338
Pro-rata share of NOI from RGMZ Venture REIT LLC (2)	258	57	481	67
Lease termination fees	—	(71)	(154)	(95)
Amortization of lease inducements	215	211	428	422
Amortization of acquired above and below market lease intangibles, net	(596)	(1,014)	(2,859)	(1,751)
Straight-line ground rent expense	76	76	153	153
Straight-line rental income	(526)	(1,214)	(789)	(1,610)
NOI at Pro-Rata	41,667	35,366	81,398	69,075
NOI from Other Investments	(8,740)	(3,360)	(15,922)	(6,912)
Non-RPT NOI from RGMZ Venture REIT LLC (3)	1,002	497	1,905	640
Same Property NOI	$33,929	$32,503	$67,381	$62,803

(1)Represents 51.5% of the NOI from the properties owned by R2G Venture LLC for all periods presented.
(2)Represents 6.4% of the NOI from the properties owned by RGMZ Venture REIT LLC after March 4, 2021.
(3) Represents 93.6% of the RGMZ Venture REIT LLC properties included in Same Property NOI after March 4, 2021.

RPT REALTY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(amounts in thousands)
(unaudited)

	Three Months Ended June 30,
	2022		2021
Reconciliation of net income to annualized adjusted EBITDA
Net income	$6,930		$37,231
Interest expense	8,770		9,305
Income tax provision	36		22
Depreciation and amortization	19,171		16,597
Gain on sale of income producing real estate	(11,382)		(34,216)
Pro-rata share of interest expense from unconsolidated entities	436		26
Pro-rata share of depreciation and amortization from unconsolidated entities	7,406		1,389
EBITDAre	31,367		30,354

Above and below market lease intangible write-offs	24		(398)
Transaction costs	4,362		—
Gain on sale of land	(161)		—
Pro-rata share of above and below market lease intangible write-offs from unconsolidated entities	(894)		(50)
Adjusted EBITDA	34,698		29,906
Annualized adjusted EBITDA	$138,792		$119,624

Reconciliation of Notes Payable, net to Net Debt
Notes payable, net	$960,877		$889,482
Unamortized premium	(114)		(682)
Deferred financing costs, net	3,768		3,213
Consolidated notional debt	964,531		892,013
Pro-rata share of notional debt from unconsolidated entities	52,498		2,893
Finance lease obligation	821		875
Cash, cash equivalents and restricted cash	(24,620)		(37,861)
Pro-rata share of unconsolidated entities cash, cash equivalents and restricted cash	(3,424)		(15,999)
Net debt	$989,806		$841,921

Reconciliation of interest expense to total fixed charges
Interest expense	$8,770		$9,305
Pro-rata share of interest expense from unconsolidated entities	436		26
Preferred share dividends	1,675		1,675
Scheduled mortgage principal payments	335		617
Total fixed charges	$11,216		$11,623

Net debt to annualized adjusted EBITDA	7.1	x	7.0	x
Interest coverage ratio (adjusted EBITDA / interest expense)	3.8	x	3.2	x
Fixed charge coverage ratio (adjusted EBITDA / fixed charges)	3.1	x	2.6	x

RPT Realty
Non-GAAP Financial Definitions

Certain of our key performance indicators are considered non-GAAP financial measures. Management uses these measures along with our GAAP financial statements in order to evaluate our operations results. We believe these measures provide additional and useful means to assess our performance. These measures do not represent alternatives to GAAP measures as indicators of performance and a comparison of the Company's presentations to similarly titled measures of other REITs may not necessarily be meaningful due to possible differences in definition and application by such REITs.

Funds From Operations (FFO)
As defined by the National Association of Real Estate Investment Trusts (NAREIT), Funds From Operations (FFO) represents net income computed in accordance with generally accepted accounting principles, excluding gains (or losses) from sales of operating real estate assets and impairment provisions on operating real estate assets or on investments in non-consolidated investees that are driven by measurable decreases in the fair value of operating real estate assets held by the investee, plus depreciation and amortization of depreciable real estate, (excluding amortization of financing costs). Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect funds from operations on the same basis. We have adopted the NAREIT definition in our computation of FFO.

Operating FFO
In addition to FFO, we include Operating FFO as an additional measure of our financial and operating performance. Operating FFO excludes transactions costs and periodic items such as gains (or losses) from sales of non-operating real estate assets and impairment provisions on non-operating real estate assets, bargain purchase gains, severance expense, accelerated amortization of debt premiums, gains or losses on extinguishment of debt, insured proceeds, net, accelerated write-offs of above and below market lease intangibles, accelerated write-offs of lease incentives and bond interest proceeds that are not adjusted under the current NAREIT definition of FFO. We provide a reconciliation of FFO to Operating FFO. In future periods, Operating FFO may also include other adjustments, which will be detailed in the reconciliation for such measure, that we believe will enhance comparability of Operating FFO from period to period. FFO and Operating FFO should not be considered alternatives to GAAP net income available to common shareholders or as alternatives to cash flow as measures of liquidity.

While we consider FFO available to common shareholders and Operating FFO available to common shareholders useful measures for reviewing our comparative operating and financial performance between periods or to compare our performance to different REITs, our computations of FFO and Operating FFO may differ from the computations utilized by other real estate companies, and therefore, may not be comparable. We recognize the limitations of FFO and Operating FFO when compared to GAAP net income available to common shareholders. FFO and Operating FFO available to common shareholders do not represent amounts available for needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. In addition, FFO and Operating FFO do not represent cash generated from operating activities in accordance with GAAP and are not necessarily indicative of cash available to fund cash needs, including the payment of dividends.

Net Operating Income (NOI) / Same Property NOI / NOI from Other Investments
NOI consists of (i) rental income and other property income, before straight-line rental income, amortization of lease inducements, amortization of acquired above and below market lease intangibles and lease termination fees less (ii) real estate taxes and all recoverable and non-recoverable operating expenses other than straight-line ground rent expense, in each case, including our share of these items from our R2G Venture LLC and RGMZ Venture REIT LLC unconsolidated joint ventures.

NOI, Same Property NOI and NOI from Other Investments are supplemental non-GAAP financial measures of real estate companies' operating performance. Same Property NOI is considered by management to be a relevant performance measure of our operations because it includes only the NOI of comparable operating properties for the reporting period. Same Property NOI for the three and six months ended June 30, 2022 and 2021 represents NOI from the Company's same property portfolio consisting of 39 consolidated operating properties and our 51.5% pro-rata share of four properties owned by our R2G Venture LLC unconsolidated joint venture and 100% of the 24 properties owned by our RGMZ Venture REIT LLC unconsolidated joint venture (excludes seven properties that are part of our Marketplace of Delray multi-tenant property where activities have started in preparation for redevelopment). All properties included in Same Property NOI were either acquired or placed in service and stabilized prior to January 1, 2021. We present Same Property NOI primarily to show the percentage change in our NOI from period to period across a consistent pool of properties. The properties contributed to RGMZ Venture REIT LLC had previously been parts of larger shopping centers that we own. Accordingly, 100.0% of the NOI from these properties is included in our results for periods on or prior to March 4, 2021 and, for these prior periods, we had not separately allocated expenses attributable to the larger shopping centers between these properties and the remainder of these shopping centers. As a result, in order to help ensure the comparability of our Same Property NOI for the periods presented, we are continuing to include 100.0% of the NOI from these properties in our Same Property NOI following their contribution even though our pro-rata share following March 4, 2021 is only 6.4%. Same Property NOI excludes properties under redevelopment or where activities have started in preparation for redevelopment. A property is designated as a redevelopment when planned improvements significantly impact the property. NOI from Other Investments for the three and six months ended June 30, 2022 and 2021 represents pro-rata NOI primarily from (i) properties disposed of and acquired during 2022 and 2021, (ii) Hunter's Square, Marketplace of Delray and The Crossroads (R2G) where the Company has begun activities in anticipation of future redevelopment, (iii) properties held for sale as of June 30, 2022, (iv) certain property related employee compensation, benefits, and travel expense and (v) noncomparable operating income and expense adjustments. Non-RPT NOI from RGMZ Venture REIT LLC represents 93.6% of the properties contributed to RGMZ Venture REIT LLC after March 4, 2021, which is our partners’ share of RGMZ Venture REIT LLC.

RPT Realty
Non-GAAP Financial Definitions (continued)

NOI, Same Property NOI and NOI from Other Investments should not be considered as alternatives to net income in accordance with GAAP or as measures of liquidity. Our method of calculating these measures may differ from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

Net Debt
Net Debt represents (i) our total debt principal, which excludes unamortized premium and deferred financing costs, net, plus (ii) our finance lease obligation, plus (iii) our pro-rata share of total debt principal, which excludes unamortized discount and deferred financing costs, net, of each of our unconsolidated entities, less (iv) our cash, cash equivalents and restricted cash, less (v) our pro-rata share of cash, cash equivalents and restricted cash of each of our unconsolidated entities. We present net debt to show the ratio of our net debt to our proforma Adjusted EBITDA.

EBITDAre/Adjusted EBITDA
NAREIT defines EBITDAre as net income computed in accordance with GAAP, plus interest expense, income tax expense (benefit), depreciation and amortization and impairment of depreciable real estate and in substance real estate equity investments; plus or minus gains or losses from sales of operating real estate assets and interests in real estate equity investments; and adjustments to reflect our share of unconsolidated real estate joint ventures and partnerships for these items. The Company calculates EBITDAre in a manner consistent with the NAREIT definition. The Company also presents Adjusted EBITDA which is EBITDAre net of other items that we believe enhance comparability of Adjusted EBITDA across periods and are listed as adjustments in the applicable reconciliation. EBITDAre and Adjusted EBITDA should not be considered an alternative measure of operating results or cash flow from operations as determined in accordance with GAAP.

Pro-Rata
We present certain financial information on a “pro-rata” basis or including “pro-rata” adjustments. Unless otherwise specified, pro-rata financial information includes our proportionate economic ownership of each of our unconsolidated joint ventures derived on an entity-by-entity basis by applying the ownership percentage interest used to arrive at our share of the net operations for the period consistent with the application of the equity method of accounting to each of our unconsolidated joint ventures. See page 33 of our quarterly financial and operating supplement for a discussion of important considerations and limitations that you should be aware of when reviewing financial information that we present on a pro-rata basis or include pro-rata adjustments.

Occupancy
Occupancy is defined, for a property or group of properties, as the ratio, expressed as a percentage, of (a) the number of square feet of such property economically occupied by tenants under leases with an initial term of greater than one year, to (b) the aggregate number of square feet for such property.

Leased Rate
Lease Rate is defined, for a property or group of properties, as the ratio, expressed as a percentage, of (a) the number of square feet of such property under leases with an initial term of greater than one year, including signed leases not yet commenced, to (b) the aggregate number of square feet for such property.

Metropolitan Statistical Area (MSA)
Metropolitan Statistical Area (MSA) information is sourced from the United States Census Bureau and rank is determined based on the most recently available population estimates.